EXHIBIT 99.1
Press Release

North American Energy Resources announces major restructuring Plan

Austin, Tx (Businesswire) December 15, 2010. North American Energy Resources, Inc (OTC:NAEY) today announced that its Board of Directors has approved a major restructuring of the Company. "Our Board has been committed to enhancing shareholder value. Over the past six months, the Board and management team have been working with the existing debt holders to eliminate $ 556,248 of existing debt and accrued interest. Those discussions have resulted in the conversion of all this debt and accrued interest into common stock at an average price of $.167 per share. These transactions effectively re-equitized our balance sheet and enabled the company to attract a new, highly experienced management team committed to executing an aggressive growth plan for the company" said Michael Pruitt, Chief Executive Officer. "As a result of this restructuring, I will remain on the board but 2 of the Board members will step aside and allow the new team to develop and implement that plan. We all believe this is the best option for the company and its shareholders. I would like to introduce the new management team; Clinton W. Coldren will be the new Chairman and Chief Executive Officer and Alan G. Massara will be Director, President and Chief Financial Officer”.

"Since early 2010 I have been searching for the right vehicle to reenter the exploration and production business I know so well". said Mr. Coldren, new Chairman and Chief Executive Officer. "I have assembled a team with all the technical, operational and financial expertise required. I expect to initially focus on the Gulf Coast, an area I have been successful in during my career".

Clinton W. Coldren - Chairman and Chief Executive Officer

Mr. Coldren brings 33+ years of oil and gas management, financial and operational experience to the Company. For most of these years he focused on domestic operating basins, specifically the Louisiana and Texas Gulf coast. He has held management positions with Gulf Oil/Chevron and CNG Producing. Mr. Coldren has had great success as a company builder - he founded Cenergy Corporation, an oil and gas consulting company, and was a founding member of Energy Partners, Ltd., which became a publicly traded company focused on the shallow-water region of the Gulf of Mexico. At Energy Partners, he held several senior positions, including Executive Vice President and Chief Operating Officer. Mr. Coldren then founded Coldren Oil & Gas Company LP, where he was Director, President and CEO for this Gulf of Mexico oil and gas company. Most recently he did a start-up, Bayou Bend Petroleum, a publicly traded exploration company where he was Director, President and CEO. These were all successful companies completing major acquisitions and transactions up to $500 Million in the Gulf region. In 1977 Mr. Coldren graduated from Lehigh University with a degree in Mechanical Engineering. He later received his MBA from the University of Pittsburgh in 1992.

"We see many attractive acquisition opportunities and will begin evaluating them immediately" said Alan Massara, new Director, President and Chief Financial Officer. "Our initial focus will be for oil properties with existing production and upside drilling and redevelopment potential. Our ability to operate should be beneficial to maximizing potential profitability for our shareholders"

Alan G. Massara - President and Chief Financial Officer

Mr. Massara has over 35 years of experience primarily in energy and investment banking. Alan has raised over $2.5 Billion in privately placed debt and equity and he has provided M&A, lending and advisory services to over 2 dozen companies ranging in size from $1 Million to over $1 Billion. Mr. Massara’s energy career began as a petroleum engineer in the Gulf of Mexico with Gulf Oil Corp. This initial exposure included reservoir engineering, drilling, workovers, platform and equipment design and strategic planning. Moving to the corporate headquarters of Texaco Inc. he managed many overseas exploration and production ventures. This included negotiating one of the first concessions with the Peoples Republic of China, and managing operations in Spain, the Netherlands, Egypt and Indonesia. During his oversight of Texaco’s Australian subsidiary its earnings grew from a loss to over $100 Million profit. Moving to Wall Street he became a VP in Citicorp’s Global Mergers and Acquisitions Group providing advisory services throughout the upstream energy and utility industries. Subsequently as an SVP for ING Barings, he expanded the energy group from mezzanine lending to merchant banking. Most recently he was CEO of Four Springs Energy LLC., and President of Natural Resources Advisors, Inc. In 1975 Mr. Massara graduated from Lehigh University with a degree in Civil Engineering. He later received his MBA in Finance and Strategic Planning from the Wharton Business School in 1979.

About North American Energy Resources, Inc.

North American Energy Resources (OTC: NAEY) is an independent oil and natural gas company engaged in the acquisition, exploration and development of oil and natural gas properties and the production of oil and natural gas. The Company operates in the upstream segment of the oil and gas industry with activities, including the drilling, completion and operation of oil and gas wells in Oklahoma. The Company also has an interest in a pipeline in its area of operations which could be used for gathering its gas and the gas production of other producers. The Company's gas production has been shut-in due to low prices since February 2009.

This press release contains "forward-looking statements" within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The forward-looking statements in this document reflect management's best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. In addition, the following factors could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements. Additional information concerning potential factors that could affect future financial results are set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 2010. Except as required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

North American Energy Resources, Inc.
228 St. Charles Avenue
Suite 724
New Orleans, La. 70130
(504) 561-1151

Clinton Coldren (504) 451-9059
Alan Massara (908) 692-5382